EXHIBIT 99.1

THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN 46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release: January 28, 2005

Contact:   Robert D. Heuchan, President and CEO
                 Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP ANNOUNCES CLOSING
OF INDIANA MASONIC HOME BRANCH
AND PURCHASE OF COMMERCIAL PROPERTY

Franklin, Indiana, OTCBB “TDCB”

Third Century Bancorp, an Indiana corporation and parent company of Mutual Savings Bank announces today it intends to close its branch known as the Indiana Masonic Home Branch, located at 690 State Street, Franklin, Indiana. The last date of business at the Indiana Masonic Home Branch is scheduled to be April 30, 2005.

The Indiana Masonic Home Branch was opened March 1, 2001. As of December 31, 2004 the total deposits at this location were $1,560,227. Total loans originated at this location as of December 31, 2004 were $1,493.

On January 24, 2005 Mutual Savings Bank entered into an agreement with South Grove Landing, LLC for the purchase of what will be an unimproved commercial lot in the South Grove Landing Commercial Subdivision. This proposed commercial development is located at the intersection of State Road 35 and Whiteland Road, between Greenwood and Bargersville, Indiana.

Founded in 1890, Mutual Savings Bank is a full-service financial institution with over $120 million in assets. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin Untied Methodist Community, as well as in Nineveh and Trafalgar, Indiana.